UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2011

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

610 Lincoln Street North, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Effective as of July 25, 2011, the Board of Directors (the “Board”) of BG Medicine, Inc. (the “Company”) appointed Stéphane Bancel, 39, as the Company’s Executive Chairman.

Mr. Bancel has served on the Company’s Board since January 2010. Until recently, Mr. Bancel served as Chief Executive Officer of bioMérieux, a leader in the field of in vitro diagnostics for clinical and industrial applications, and had done so since January 2007, and prior to that, served as Vice President of Strategy from July 2006 to December 2006. From 2000 to 2006, Mr. Bancel worked for Eli Lilly and Company in the United States, Great Britain and Belgium, where he successively held the positions of Managing Director, Executive Director for Global Manufacturing Strategy, Global Supply Chain and U.S. Distribution, and Supply Chain Manager. From 1995 to 1998, Mr. Bancel worked with bioMérieux in Japan, where he managed the industrial microbiology business for the Asia-Pacific region. During the past five years, Mr. Bancel has served on the board of directors of Targanta Therapeutics Corp. and he currently serves on the board of directors of bioTheranostics, Inc. and Knome, Inc. Mr. Bancel is a graduate of the École Centrale Paris Engineering School. He holds an M.S. in biochemical engineering from the University of Minnesota and an M.B.A. from Harvard Business School.

Mr. Bancel’s arrangement with the Company as its Executive Chairman is a part-time, at-will commitment with no set term. In connection with the commencement of his duties, on July 25, 2011, Mr. Bancel was granted an option to purchase 235,390 shares of the Company’s common stock, at an exercise price of $8.11, which was the closing stock price on the date of grant, one-third of the shares subject to the option will vest on the first anniversary of his appointment and the remaining two-thirds will vest quarterly in equal amounts for the following eight quarters. The vesting for Mr. Bancel’s option will accelerate by nine months in the event of the closing of a transaction resulting in a change in control of the Company. In addition, Mr. Bancel will receive a base salary of $150,000 per year, commencing on January 1, 2012, and will be eligible to earn an annual bonus of up to $50,000 based on performance criteria set by, and evaluated in the discretion of, the Board.

As a result of his appointment as Executive Chairman and the compensation Mr. Bancel is entitled to receive in connection therewith, the Board has determined that he no longer qualifies as independent under the definition promulgated by NASDAQ. Therefore, effective upon his appointment as Executive Chairman on July 25, 2011, Mr. Bancel stepped down from the Board’s Nominating and Governance Committee, which was the only committee on which he served. The remaining members of the Board’s Nominating and Governance Committee are Noubar Afeyan, Ph.D. and Stelios Papadopoulos, Ph.D. In addition, while serving as Executive Chairman, Mr. Bancel will not be eligible to receive compensation under the Company’s non-employee director compensation policy due to the compensation he is entitled to receive in his role as Executive Chairman.

Also in connection with Mr. Bancel’s appointment as Executive Chairman, Noubar Afeyan, Ph.D. stepped down as Chairman of the Board and has been designated by the Board as its Lead Independent Director, and Stelios Papadopoulos, Ph.D. stepped down as Vice Chairman of the Board.

On July 27, 2011, the Company issued a press release announcing Mr. Bancel’s appointment as Executive Chairman, as described in this Item 5.02(c) of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 27, 2011 announcing appointment of Stéphane Bancel as Executive Chairman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: July 29, 2011	/s/ Pieter Muntendam, M.D.
Pieter Muntendam, M.D.
President & Chief Executive Officer